Exhibit 3.12

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ELJER PLUMBINGWARE, INC.

(In accorance with section 242)

The undersigned corporation, in order to amend its Certificate of Incorporation (the “Certificate of Incorporation”), hereby certifies as follows:

FIRST: The name of the corporation is Eljer Plumbingware, Inc.

SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

Article I of the Certificate of Incorporation, relating to the name of the corporation, is hereby amended and restated to read in its entirety as follows:

The name of the Corporation to “OEP, Inc.”

THIRD: The Amendment to the Certificate of Incorporation effected herein was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the 1st day of July, 2006.

ELJER PLUMBINGWARE, INC.

By:	/s/ Anthony F. Lovallo
Name:	Anthony F. Lovallo
Title:	Secretary

State of Delaware
Secretary of State Division of Corporations Delivered 04:30 PM 07/07/2005 FILED 04:24 PM 07/07/2005 SRV 050564638 - 0907770 FILE